SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549




                            FORM 8-K

                         CURRENT REPORT





             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


                Date of Report: August 21, 1996




                PACIFIC GAS AND ELECTRIC COMPANY
     (Exact name of registrant as specified in its charter)



California                    1-2348              94-0742640

(State or other juris-      (Commission         (IRS Employer
diction of incorporation)   File Number)   Identification Number)

77 Beale Street, P.O. Box 770000, San Francisco, California 94177
       (Address of principal executive offices) (Zip Code)




Registrant's telephone number, including area code:(415) 973-7000
Item 5.  Other Events

The following information includes forward-looking statements that involve a number of risks, uncertainties and assumptions. A number of factors, including the outcome of required regulatory review and ongoing negotiations between various parties, could cause actual results to differ materially from those indicated in the forward-looking statements.

A.  Gas Accord Settlement

On August 21, 1996, PG&E submitted to the CPUC for its approval a Gas Accord Settlement (Accord). The Accord is the result of an extensive negotiation process that was initiated by PG&E in 1995. The Accord restructures PG&E's gas services and its role in the gas market, and establishes rates for the period July 1997 through December 2002. Parties to the Accord represent a diverse cross-section of interests in the Northern California gas market, including representatives of residential, industrial and commercial customers, municipal utilities, cogenerators, marketers, California gas producers, core aggregators, interstate pipelines and Canadian and Southwest shippers. The Accord must be approved by the CPUC before it can be implemented.

The Accord consists of three broad initiatives:

- - The Accord separates, or "unbundles," PG&E's gas transmission and storage services from its distribution services and changes the terms of service and rate structure for gas transportation so that customers' rates more accurately reflect the cost of facilities used to serve them. Unbundling will offer customers the opportunity to select from a menu of services offered by PG&E and will enable them to pay only for the services they use. PG&E will operate the unbundled transmission system similar to an interstate pipeline. PG&E will be at risk for variations in revenues resulting from differences between actual and forecasted throughput. PG&E will also continue to provide distribution service, much as it does today.

- - The Accord reduces PG&E's role in procuring gas supplies for core customers in order to increase opportunities for such customers to purchase gas from their supplier of choice. The Accord also establishes principles for continuing negotiations between PG&E and California gas producers for the mutual release of supply contracts and the sale of gas gathering facilities. PG&E will continue to purchase gas as a regulated utility supplier for those customers that request it. PG&E has proposed that traditional reasonableness proceedings relating to its gas procurement costs be replaced by a core procurement incentive mechanism (CPIM). The CPIM would allow PG&E to recover its gas costs under a mechanism through which PG&E would receive benefits or be penalized depending on whether its actual core procurement costs were within, below or above a "tolerance band" constructed around a market benchmark. The Accord contemplates that the CPIM be implemented for the period from June 1, 1994 through 1997, after which a revised incentive mechanism for the period 1998 to 2002, the terms of which are still to be negotiated, will be used to determine recovery of PG&E's procurement costs.

- - The Accord resolves PG&E's major outstanding gas regulatory issues including, among others, PG&E's Interstate Transition Cost Surcharge (ITCS) recovery of costs relating to capacity commitments with El Paso Natural Gas Company (El Paso) and Pacific Gas Transmission Company (PGT) for capacity used to serve PG&E's customers, certain capital costs associated with the PG&E portion of the PGT/PG&E Pipeline Expansion Project (PG&E Pipeline Expansion), recovery of costs related to PG&E's capacity commitments with Transwestern Pipeline Company (Transwestern) through 1997, and the disallowance ordered by the CPUC in connection with PG&E's 1988-1990 gas reasonableness proceeding. Under the Accord, PG&E would forego recovery of 100% and 50% of the ITCS amounts allocated to its core and non-core customers, respectively. In addition, PG&E would agree to set rates for the PG&E Pipeline Expansion based on total capital costs which are lower than those actually incurred. Overall, PG&E would make financial concessions of almost $300 million, principally in connection with the ITCS recovery and PG&E Pipeline Expansion issues. With respect to Transwestern costs, the Accord provides that PG&E would not recover costs associated with Transwestern capacity used to serve core customers through the end of 1997. After such time PG&E would have the opportunity to recover such costs under the successor CPIM expected to be implemented as of January 1, 1998. Also as part of the Accord, PG&E agrees to forego recovery of the $90 million disallowance ordered in the 1988-1990 gas reasonableness proceeding, irrespective of the outcome of PG&E's pending lawsuit challenging that disallowance.

If adopted by the CPUC, the Accord would result initially in lower rates for most PG&E gas transportation service. If, as a result of adoption of the Accord, PG&E determines that a portion or all of its gas transportation business no longer qualifies for accounting under Statement of Financial Accounting Standards
(SFAS) No. 71, such accounting would be discontinued and applicable regulatory assets would be written off. Gas transportation-related regulatory assets are currently estimated to total $60 million.

The Company has previously provided reserves relating to the gas regulatory issues addressed by the Accord, and will record additional reserves of $81 million ($0.11 per share) in the third quarter of 1996. After taking into account those reserves, the Company believes the ultimate resolution with the CPUC of the matters addressed by the Accord will not have a material adverse impact on its financial position or results of operations.




                              PACIFIC GAS AND ELECTRIC COMPANY



                                   CHRISTOPHER P. JOHNS
                              By ________________________________
                                 CHRISTOPHER P. JOHNS
                                 Vice President and Controller




Dated:  August 21, 1996